Exhibit 99.1

Revlon Reports Third Quarter 2011 Results

NEW YORK--(BUSINESS WIRE)--October 27, 2011--Revlon, Inc. (NYSE: REV) today announced results for the third quarter ended September 30, 2011.

Third quarter 2011 results compared to third quarter 2010:

  Net sales of $337.2 million compared to $319.0 million, an increase of 5.7%. Excluding favorable foreign currency fluctuations of $6.8 million, third quarter 2011 net sales increased 3.6%.
  Operating income of $44.8 million compared to $39.3 million.
  Net income of $0.1 million, or nil per diluted share, compared to $12.5 million, or $0.24 per diluted share. Net income in the third quarter of 2011 included $22.1 million of income tax expense as compared to a benefit from income taxes of $0.6 million in the third quarter of 2010.
  Adjusted EBITDA1 of $60.3 million compared to $54.3 million.
  Net cash provided by operating activities of $16.9 million compared to $9.5 million; free cash flow2 of $13.3 million compared to $5.3 million.

Commenting on today’s announcement, Revlon President and Chief Executive Officer, Alan T. Ennis, said, “In the third quarter, we continued to execute our strategy as we grew net sales by 3.6%, maintained competitive operating income margins, and generated positive free cash flow. From a marketplace perspective, our continued emphasis on innovation, effective brand communication and strong in-store execution positively impacted our performance. During the quarter, two of Hollywood’s most sought-after actresses, Emma Stone and Olivia Wilde, joined us as Global Brand Ambassadors for our Revlon brand.”

Mr. Ennis concluded, “We believe that our year-to-date performance in 2011 reflects the effectiveness of our strategy. While we remain focused on delivering profitable net sales growth, we are keenly aware of the global economic environment and we continue to manage our resources carefully, with a balanced perspective on long-term growth.”

Third Quarter 2011 Results

Note: The results of operations related to Sinful Colors are included in the Company's consolidated financial statements commencing on the date of acquisition, March 17, 2011.

Net sales in the third quarter of 2011 were $337.2 million, an increase of $18.2 million, or 5.7%, compared to $319.0 million in the same period last year. Excluding favorable foreign currency fluctuations of $6.8 million, net sales increased by $11.4 million, or 3.6%. The increase was primarily driven by the inclusion of the net sales of Sinful Colors and higher net sales of Revlon color cosmetics and Revlon ColorSilk hair color, partially offset by lower net sales in Venezuela due to the June 2011 fire at the Company’s local facility.

In the United States, net sales in the third quarter of 2011 were $184.7 million, an increase of $18.0 million, or 10.8%, compared to $166.7 million in the same period last year. The increase was primarily driven by the inclusion of the net sales of Sinful Colors and higher net sales of Revlon color cosmetics and Revlon ColorSilk hair color.

In Asia Pacific, net sales in the third quarter of 2011 were $58.0 million, an increase of $3.5 million, or 6.4%, compared to $54.5 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales decreased $1.3 million, or 2.4%, primarily due to lower net sales of Revlon color cosmetics in Japan and Australia, partially offset by higher net sales of Revlon color cosmetics in China.

In Europe, Middle East and Africa, net sales in the third quarter of 2011 were $51.1 million, essentially unchanged year-over-year. Excluding the favorable impact of foreign currency fluctuations, net sales decreased $1.4 million, or 2.8%, primarily due to lower net sales of fragrances throughout most of the region.

In Latin America, net sales in the third quarter of 2011 were $25.6 million, a decrease of $3.7 million, or 12.6%, compared to $29.3 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales in Latin America decreased $2.8 million, or 9.6%. The decrease was primarily due to lower net sales in Venezuela where the Company has not fully resumed business since the June 2011 fire. Excluding Venezuela, net sales in Latin America increased as compared to the same period last year, primarily due to higher net sales of Revlon color cosmetics throughout the region and higher net sales of other beauty care products in Argentina.

In Canada, net sales in the third quarter of 2011 were $17.8 million, essentially unchanged year-over-year. Excluding the favorable impact of foreign currency fluctuations, net sales decreased $1.1 million, or 6.1%, primarily due to lower net sales of Almay color cosmetics.

Operating income in the third quarter of 2011 was $44.8 million, compared to $39.3 million in the same period last year. Adjusted EBITDA in the third quarter of 2011 was $60.3 million compared to $54.3 million in the same period last year. Operating income and Adjusted EBITDA in the third quarter of 2011 benefited from higher net sales, partially offset by higher cost of sales as compared to the same period last year. Selling, general and administrative expenses were flat versus the prior year as higher general and administrative expenses and the unfavorable impact of foreign currency fluctuations were offset by lower advertising expenses and the benefit of business interruption insurance recoveries related to the fire in Venezuela, discussed below.

Net income in the third quarter of 2011 was $0.1 million, or nil per diluted share, compared to net income of $12.5 million, or $0.24 per diluted share, in the same period last year. Net income in the third quarter of 2011 included a provision for income taxes of $22.1 million compared to a benefit from income taxes of $0.6 million in the same period a year ago. The tax expense in the third quarter of 2011 was primarily driven by higher pre-tax income in the U.S. and certain foreign jurisdictions and higher deferred tax expense in the U.S. due to the reduction of the valuation allowance at the end of 2010. The effective tax rate in the third quarter of 2011 was higher than the U.S. statutory rate principally due to various discrete items in the period, foreign earnings taxable in the U.S., pre-tax losses in a number of markets outside the U.S. for which there is no tax benefit recognized in the period, and state and local taxes. The $0.6 million benefit from income taxes in the third quarter of 2010 was primarily attributable to favorable resolution of tax matters in the U.S. and certain foreign jurisdictions. The Company’s tax provision and effective tax rate in any individual quarter will vary and may not be indicative of the Company’s tax provision and effective tax rate for the full year. Notwithstanding the provision for income taxes and the effective tax rate in the third quarter of 2011, the Company continues to expect cash paid for income taxes to be approximately $20 million for the full year 2011.

Net cash provided by operating activities in the third quarter of 2011 was $16.9 million compared to $9.5 million in the same period last year. Free cash flow in the third quarter of 2011 was $13.3 million compared to free cash flow of $5.3 million in the same period last year.

Adjusted EBITDA and free cash flow are non-GAAP measures that are defined in the footnotes to this release and are reconciled in the case of Adjusted EBITDA to net income and in the case of free cash flow to net cash provided by operating activities, their most directly comparable GAAP measures, respectively, in the accompanying financial tables.

Venezuela – Business Update

As previously announced, in June 2011, the Company’s facility in Venezuela was destroyed by fire. The Company’s subsidiary in Venezuela represented approximately 3% and 2%, respectively, of the Company’s consolidated net sales for the year ended December 31, 2010 and the nine months ended September 30, 2011. Revlon Venezuela has not fully resumed business since the June 2011 fire.

For the June through September 2011 period, the Company incurred losses of $11.0 million related to the fire, which includes an impairment loss of $4.9 million recorded in the second quarter of 2011 and business interruption losses, covering costs incurred and lost profits as a result of the fire. The Company maintains comprehensive property and business interruption insurance. In the third quarter of 2011, the Company received an interim advance payment of $15.0 million with respect to the fire in Venezuela, and, subsequent to the end of the third quarter, the Company received an additional $4.7 million of advance insurance proceeds, for a total of $19.7 million received to date. In the third quarter of 2011 and for the first nine months of 2011, the Company recognized $6.1 million and $11.0 million, respectively, of benefit from insurance recoveries, essentially making the Company financially whole for both costs incurred and the estimated lost profits noted above. The benefit from insurance recoveries was recorded in selling, general and administrative expenses. The remaining balance of the insurance proceeds received through September 30, 2011 was recorded as deferred income, which is included in accrued expenses and other, on the balance sheet. The business interruption losses incurred through September 30, 2011 are not indicative of future business interruption losses for insurance purposes, nor future expected profits for Revlon Venezuela. The final amount and timing of the ultimate insurance recovery is currently unknown.

Nine Months Results

Net sales in the first nine months of 2011 increased 7.3% to $1,021.6 million compared to net sales of $952.2 million in the first nine months of 2010. Excluding favorable foreign currency fluctuations of $23.5 million, net sales increased 4.8%.

In the United States, net sales increased 7.1% to $565.8 million in the first nine months of 2011, compared to net sales of $528.1 million in the first nine months of 2010.

In Asia Pacific, net sales in the first nine months of 2011 were $169.6 million, an increase of $20.5 million, or 13.7%, compared to $149.1 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales in Asia Pacific increased $7.0 million, or 4.7%.

In Europe, Middle East and Africa, net sales in the first nine months of 2011 were $152.8 million, an increase of $9.1 million, or 6.3%, compared to $143.7 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales in Europe, Middle East and Africa were essentially unchanged year-over-year.

In Latin America, net sales in the first nine months of 2011 were $78.9 million, an increase of $0.9 million, or 1.2%, compared to $78.0 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales in Latin America increased $3.1 million, or 4.0%.

In Canada, net sales in the first nine months of 2011 were $54.5 million, an increase of $1.2 million, or 2.3%, compared to $53.3 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales in Canada decreased $1.9 million, or 3.6%.

Operating income was $137.3 million in the first nine months of 2011, compared to $132.0 million in the first nine months of 2010. Adjusted EBITDA was $184.3 million in the first nine months of 2011, compared to $177.1 million in the same period last year.

Net income in the first nine months of 2011 was $17.0 million, or $0.32 per diluted share, compared to $31.1 million, or $0.60 per diluted share in the first nine months of 2010. The provision for income taxes included in net income in the first nine months of 2011 was $32.4 million compared to $9.2 million in the same period last year. Net income in the first nine months of 2011 included charges of $11.3 million, before tax, related to the early extinguishment of debt as a result of the May and June 2011 refinancings of the Company’s bank term loan and revolving credit facilities, and a foreign currency loss of $1.7 million, before tax, related to the re-measurement of Revlon Venezuela’s balance sheet in April 2011. Net income in the first nine months of 2010 included $9.7 million, before tax, of expenses associated with the March 2010 refinancing of the Company’s bank credit facilities and a foreign currency loss of $2.8 million, before tax, related to the re-measurement of Revlon Venezuela’s balance sheet in January 2010.

Net cash provided by operating activities in the first nine months of 2011 was $20.2 million compared to $50.0 million in the same period last year and free cash flow in the first nine months of 2011 was $10.8 million compared to $38.8 million in the same period last year. Cash flow in the first nine months of 2011 included unfavorable changes in working capital, primarily inventory, and $66.4 million of interest payments and $28.7 million of pension contributions as compared to $59.0 million and $20.1 million, respectively, in the first nine months of 2010.

Company Strategy

The Company continues to execute its business strategy: (i) build our strong brands; (ii) develop our organizational capability; (iii) drive our company to act globally; (iv) increase our operating profit and cash flow; and (v) improve our capital structure.

Third Quarter 2011 Results and Conference Call

The Company will host a conference call with members of the investment community on October 27, 2011 at 9:30 A.M. EDT to discuss Third Quarter 2011 results. Access to the call is available to the public at www.revloninc.com.

About Revlon

Revlon is a global color cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirant deodorants and beauty care products company whose vision is Glamour, Excitement and Innovation through high-quality products at affordable prices. Revlon® is one of the strongest consumer brand franchises in the world. Revlon’s global brand portfolio includes Revlon® color cosmetics, Almay® color cosmetics, Revlon ColorSilk® hair color, Revlon® beauty tools, Charlie® fragrances, Mitchum® anti-perspirant deodorants, and Ultima II® and Gatineau® skincare. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchum.com. Corporate and investor relations information can be accessed at www.revloninc.com.

Footnotes to Press Release

1 Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, results of and gains/losses on discontinued operations and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --

(i) monitor and evaluate the performance of the Company's business operations;

(ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations;

(iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv) review and assess the operating performance of the Company's management team and, together with free cash flow and other operational objectives, as a measure in evaluating employee compensation and bonuses;

(v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

(vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management, as described above, that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income / (loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

2 Free cash flow is a non-GAAP measure that is reconciled to net cash provided by operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Free cash flow is defined as net cash provided by operating activities, less capital expenditures for property, plant and equipment, plus proceeds from the sale of certain assets. Free cash flow excludes proceeds on sale of discontinued operations. Management uses free cash flow (i) to evaluate its business and financial performance and overall liquidity; (ii) in strategic planning; and (iii) to review and assess the operating performance of the Company's management team and, together with Adjusted EBITDA and other operational objectives, as a measure in evaluating employee compensation and bonuses. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant. The Company does not intend for free cash flow to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define free cash flow or similarly titled measures differently.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, focus, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, the Company's following beliefs, expectations, focus and/or plans: (i) the Company’s belief that our year-to-date performance in 2011 reflects the effectiveness of our strategy and our plans, that while we remain focused on delivering profitable net sales growth, we are keenly aware of the global economic environment and our plans to continue to manage our resources carefully, with a balanced perspective on long-term growth; (ii) the Company’s belief that its tax provision and effective tax rate in any individual quarter will vary and may not be indicative of the Company’s tax provision and effective tax rate for the full year and the Company’s continued expectation that notwithstanding the provision for income taxes and the effective tax rate in the third quarter of 2011, cash paid for income taxes will be approximately $20 million for the full year 2011; (iii) the Company's belief that the business interruption losses incurred in Venezuela through September 30, 2011 are not indicative of future business interruption losses for insurance purposes, nor future expected profits for Revlon Venezuela; and (iv) the continued execution of our business strategy to: (a) build our strong brands, (b) develop our organizational capability, (c) drive our company to act globally, (d) increase our operating profit and cash flow and (e) improve our capital structure. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our 2010 Annual Report on Form 10-K that we filed with the SEC in February 2011 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC during 2011 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including: (i) less than expected results from our strategy, including, without limitation, less than expected profitable net sales growth, such as due to the reasons set forth in clause (iv)(a) below; (ii) unexpected significant variances in the Company’s tax provision and effective tax rate and/or unexpected changes in the amount of cash paid for income taxes; (iii) unexpected business interruption losses or impacts on future expected profits in Venezuela; and (iv) difficulties, delays, unanticipated costs or our inability to continue to execute our business strategy, such as (a) less than expected growth of our strong brands, such as due to difficulties, delays, unanticipated costs or our inability to launch innovative products, such as due to less than effective new product development; less than expected acceptance of our new products by consumers and/or retail customers; less than expected acceptance of our brand communication for such products by consumers and/or retail partners; less than expected levels of advertising and/or promotional activities for our new product launches; less than expected levels of execution with our retail partners; less than anticipated sales of our new products as a result of consumer response to worldwide economic or other conditions; greater than expected volatility in the retail sales environment; more than anticipated returns for such products; actions by our retail customers impacting our sales, including in response to any decreased consumer spending in response to weak economic conditions or weakness in the cosmetics category in the mass retail channel; adverse changes in currency exchange rates; decreased sales of the Company's products as a result of increased competitive activities by the Company’s competitors; changes in consumer purchasing habits, including with respect to shopping channels; retailer inventory management; greater than expected impact from changes in retailer pricing or promotional strategies; greater than anticipated retailer space reconfigurations or reductions in retailer display space; less than anticipated results from the Company's existing or new products or from its advertising, promotional and/or marketing plans; or if the Company’s expenses, including, without limitation, for advertising, promotions and/or marketing activities or for sales returns related to any reduction of retail space, product discontinuances or otherwise, exceed the anticipated level of expenses, (b) difficulties, delays or the inability to develop our organizational capability, (c) our inability to drive our company to act globally, such as due to higher than anticipated levels of investment required to support and build our brands globally and/or less than anticipated results from our regional and/or multi-national brands, (d) our inability to increase our operating profit and/or cash flow, such as due to less than anticipated sales growth and/or less than anticipated savings from our ongoing cost controls and/or (e) difficulties, delays, unanticipated costs or our inability to improve our capital structure. Factors other than those listed above could also cause the Company’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on or made available through the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Net sales	$337.2	$319.0	$1,021.6	$952.2
Cost of sales	123.1	110.4	358.3	326.1
Gross profit	214.1	208.6	663.3	626.1
Selling, general and administrative expenses	169.3	169.3	526.0	494.1
Operating income	44.8	39.3	137.3	132.0

Other expenses, net:
Interest expense	20.4	23.1	64.7	67.4
Interest expense - preferred stock dividends	1.6	1.6	4.8	4.8
Amortization of debt issuance costs	1.3	1.5	4.1	4.5
Loss on early extinguishment of debt, net	-	-	11.3	9.7
Foreign currency (gains) losses, net	(0.9)	0.8	2.4	4.7
Miscellaneous, net	0.2	0.3	1.2	0.9
Other expenses, net	22.6	27.3	88.5	92.0

Income from continuing operations before income taxes	22.2	12.0	48.8	40.0
Provision for (benefit from) income taxes	22.1	(0.6)	32.4	9.2
Income from continuing operations, net of taxes	0.1	12.6	16.4	30.8
(Loss) income from discontinued operations, net of taxes	-	(0.1)	0.6	0.3

Net income	$0.1	$12.5	$17.0	$31.1

Basic income per common share:
Continuing operations	-	0.24	0.31	0.59
Discontinued operations	-	-	0.01	0.01
Net income	$-	$0.24	$0.32	$0.60

Diluted income per common share:
Continuing operations	-	0.24	0.31	0.59
Discontinued operations	-	-	0.01	0.01
Net income	$-	$0.24	$0.32	$0.60

Weighted average number of common shares outstanding:
Basic	52,182,848	51,901,810	52,170,839	51,889,742
Diluted	52,345,857	52,311,906	52,319,654	52,304,500

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	September 30,	December 31,
	2011	2010
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$49.9	$76.7
Trade receivables, net	185.5	197.5
Inventories	143.6	115.0
Deferred income taxes - current	44.4	39.6
Prepaid expenses and other	49.1	47.3
Total current assets	472.5	476.1
Property, plant and equipment, net	100.0	106.2
Deferred income taxes - noncurrent	205.6	229.4
Goodwill, net	193.9	182.7
Other assets	109.7	92.3
Total assets	$1,081.7	$1,086.7

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$9.2	$3.7
Current portion of long-term debt	8.0	8.0
Accounts payable	93.2	88.3
Accrued expenses and other	213.5	218.5
Total current liabilities	323.9	318.5
Long-term debt	1,108.6	1,100.9
Long-term debt - affiliates	58.4	58.4
Redeemable preferred stock	48.3	48.1
Long-term pension and other post-retirement plan liabilities	172.2	201.5
Other long-term liabilities	55.4	55.7
Commitments and contingencies
Total stockholders' deficiency	(685.1)	(696.4)
Total liabilities and stockholders' deficiency	$1,081.7	$1,086.7

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Nine Months Ended
	September 30,
	2011	2010
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$17.0	$31.1
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net of taxes	(0.6)	(0.3)
Depreciation and amortization	45.3	42.3
Amortization of debt discount	2.0	1.9
Stock compensation amortization	1.7	2.8
Provision for deferred income taxes	17.1	0.9
Loss on early extinguishment of debt, net	11.3	9.7
Amortization of debt issuance costs	4.1	4.5
Pension and other post-retirement expense	3.9	7.1
Change in assets and liabilities:
Decrease in trade receivables	8.1	3.6
Increase in inventories	(29.4)	(12.0)
Increase in prepaid expenses and other current assets	(4.0)	(13.6)
Increase in accounts payable	2.0	18.1
Increase in accrued expenses and other current liabilities	2.4	9.1
Pension and other post-retirement plan contributions	(28.7)	(20.1)
Purchases of permanent displays	(28.2)	(25.8)
Other, net	(3.8)	(9.3)
Net cash provided by operating activities	20.2	50.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(9.6)	(11.4)
Acquisition	(39.0)	-
Proceeds from the sale of certain assets	0.2	0.2
Net cash used in investing activities	(48.4)	(11.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in short-term borrowings and overdraft	10.0	(2.9)
Repayments under the 2006 Term Loan Facility	-	(815.0)
Borrowings under the 2010 Term Loan Facility	-	786.0
Repayments under the 2010 Term Loan Facility	(794.0)	(4.0)
Borrowings under the 2011 Term Loan Facility	796.0	-
Repayments under the 2011 Term Loan Facility	(2.0)	-
Payment of financing costs	(4.2)	(17.5)
Other financing activities	(1.2)	(0.6)
Net cash provided by (used in) financing activities	4.6	(54.0)
Effect of exchange rate changes on cash and cash equivalents	(3.2)	1.2
Net decrease in cash and cash equivalents	(26.8)	(14.0)
Cash and cash equivalents at beginning of period	76.7	54.5
Cash and cash equivalents at end of period	$49.9	$40.5

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$66.4	$59.0
Preferred stock dividends	$4.6	$4.6
Income taxes, net of refunds	$14.0	$11.2

Supplemental schedule of non-cash investing and financing activities:
Treasury stock received to satisfy minimum tax withholding liabilities	$1.4	$2.5

REVLON, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended
	September 30,
	2011	2010
	(Unaudited)
Reconciliation to net income:

Net income	$0.1	$12.5
Loss from discontinued operations, net of taxes	-	(0.1)
Income from continuing operations, net of taxes	0.1	12.6

Interest expense	22.0	24.7
Amortization of debt issuance costs	1.3	1.5
Foreign currency (gains) losses, net	(0.9)	0.8
Miscellaneous, net	0.2	0.3
Provision for (benefit from) income taxes	22.1	(0.6)
Depreciation and amortization	15.5	15.0

Adjusted EBITDA	$60.3	$54.3

	Nine Months Ended
	September 30,
	2011	2010
	(Unaudited)
Reconciliation to net income:

Net income	$17.0	$31.1
Income from discontinued operations, net of taxes	0.6	0.3
Income from continuing operations, net of taxes	16.4	30.8

Interest expense	69.5	72.2
Amortization of debt issuance costs	4.1	4.5
Loss on early extinguishment of debt, net	11.3	9.7
Foreign currency losses, net	2.4	4.7
Miscellaneous, net	1.2	0.9
Provision for income taxes	32.4	9.2
Depreciation and amortization	47.0	45.1

Adjusted EBITDA	$184.3	$177.1

REVLON, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Three Months Ended
	September 30,
	2011	2010
	(Unaudited)
Reconciliation to net cash provided by operating activities:

Net cash provided by operating activities	$16.9	$9.5

Less capital expenditures	(3.7)	(4.2)
Plus proceeds from the sale of certain assets	0.1	-

Free cash flow	$13.3	$5.3

	Nine Months Ended
	September 30,
	2011	2010
	(Unaudited)
Reconciliation to net cash provided by operating activities:

Net cash provided by operating activities	$20.2	$50.0

Less capital expenditures	(9.6)	(11.4)
Plus proceeds from the sale of certain assets	0.2	0.2

Free cash flow	$10.8	$38.8

CONTACT:
Revlon, Inc.
Investor Relations & Media Contact:
Elise Garofalo, 212-527-5264
Senior Vice President, Treasurer and Investor Relations